UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)



                             SOUTH TEXAS OIL COMPANY
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                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    84055V109
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                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following page(s)

Page 1 of 4 Pages

-----------------------------     --------
CUSIP No. 84055V109               13G                          Page 2 of 4 Pages
-----------------------------     --------

1. NAMES OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Longview International Equity Fund L.P.
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) |_|
                                                                         (b) |X|
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
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5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
   PERSON - 408,160 shares of Common stock

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6. SHARED VOTING POWER - None

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7. SOLE DISPOSITIVE POWER - 408,160 shares of Common Stock

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8. SHARED DISPOSITIVE POWER - None
-
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

            408,160 shares of Common Stock

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                           |X|

    Excludes shares held by Longview Equity Fund, L.P. which shares Longview International Equity Fund disclaims beneficial ownership.
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.9%

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12. TYPE OF REPORTING PERSON

            OO

-----------------------------     --------
CUSIP No. 84055V109               13G                          Page 3 of 4 Pages
- -----------------------------   --------


ITEM 1 (a) NAME OF ISSUER: South Texas Oil Company

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

       2881 CR 2880, Big Foot, TX 78005

ITEM 2 (a) NAME OF PERSON FILING: Longview International Equity Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       c/o Nemours Trustees (BVI) Limited, Nemours Chambers, P.O. Box 19, Road Town, Tortola, BVI

ITEM 2 (c) CITIZENSHIP: British Virgin Islands

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value

ITEM 2 (e) CUSIP NUMBER:  84055V109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 408,160 Shares of Common Stock

         (b) PERCENT OF CLASS: 3.9%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                       408,160 Shares

             (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                       0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                       408,160 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                       0 Shares

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CUSIP No. 84055V109               13G                          Page 4 of 4 Pages
- -----------------------------   --------


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                       Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                       Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                       Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

       Longview International Equity Fund may be classified as a member of a group with Longview Equity Fund. However, Longview International Equity Fund disclaims beneficial ownership in shares owned by Longview Equity Fund.

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                       Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      July 13, 2006
                                      ----------------------------------------
                                      (Date)

                                      /s/ Wayne Coleson
                                      ----------------------------------------
                                      (Signature)

                                      Wayne Coleson, CEO of Redwood Grove
                                      Capital Management LLC, as Investment
                                      Manager
                                      ----------------------------------------
                                      (Name/Title)